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The following article was published by Fortune on April 15, 2024. Norfolk Southern Corporation may use this article or selected portions thereof as part of its solicitation efforts:

COMMENTARY · NORFOLK SOUTHERN BY JEFFREY SONNENFELD AND STEVENTIAN April 15, 2024 at 1:09 PM EDT Alan Shaw, the president and CEO of Norfolk Southern Corporation, testifies before the Senate Environment and Public Works Committee in the wake of the Norfolk Southern train derailment and chemical release in East Palestine, Ohio in 2023. ANNA MONEYMAKER – GETTY IMAGES

The classic Edison Studios 1903 silent film “The Great Train Robbery”, one of the first commercial successes in movie history, staged a fictional heist on railroad tracks belonging to what is now Norfolk Southern. Over a century later, that same railroad, Norfolk Southern, risks being the scene of a genuine great train robbery.

This time, the assailants are being played by a struggling activist investor, Ancora, apparently looking to profiteer from a recent tragic accident clouding over the impressive crisis management of the railroad’s leadership and wildly flinging charges against Norfolk Southern to see what sticks. But in reality, Ancora is dramatically misconstruing Norfolk Southern’s trajectory of dramatic documented improvements over the last year, across safety, efficiency, and profitability–and the choice between Norfolk Southern’s proven strategy and Ancora’s activist challenge could not be more stark, as we show in our comprehensive original analysis found here.

Norfolk Southern’s safety improvements

Ancora initially launched its activist campaign against Norfolk by excoriating Norfolk Southern’s response to the East Palestine tragedy, which has loomed large over Norfolk Southern over the last year and almost needs no amplification at this point. On Feb. 3, 2023, merely months after he started as CEO, Norfolk Southern’s Alan Shaw was confronted with one of the worst railroad disasters in recent history: a 151-car freight train derailed in the village of East Palestine, Ohio, leading to the release of hazardous chemicals and a temporary evacuation of the entire area. Mercifully, there were no deaths or injuries but a national outcry over rail safety ensued.

However, Ancora’s attacks over how Shaw handled East Palestine landed with a thud, since it was hardly supported by any factual evidence nor the lived experience of those involved in the East Palestine tragedy, making it look like a rather naked attempt to profiteer by exploiting the community’s suffering.

Top East Palestine community leaders have expressed their appreciation that Shaw and his team followed the model of successful corporate crisis management responses. Rather than dispatching PR firms or midlevel deputies, or hiding behind smokescreen statements of corporate legalese, Shaw and his top deputies decamped to East Palestine themselves, and forged genuine personal relationships with local leaders and residents. Aided by hundreds of their own employees on the ground, they established clean-up partnerships with municipal, state, and federal officials focusing on environmental rehabilitation, economic development projects, remuneration to homeowners and businesses, and personal counseling. Over the last year, Norfolk Southern has invested well over $700 million dollars into the local community, showing good-faith execution of company promises.

Ancora’s attacks on overall rail safety similarly missed their mark. There is no doubt that Norfolk Southern has had historical challenges with safety, but Shaw has led the company in completely transforming its internal safety processes and practices, not only by increasing staffing on railcars and fostering a stronger safety culture within the workforce but also through next-generation safety innovations such as integrating AI and automation into train inspections and piloting new hot bearing detectors.

The data clearly shows that Shaw’s safety improvements are working. As we show here in our comprehensive original analysis, according to datasets from the Federal Railroad Administration, in 2023, compared to U.S. Class I railroad peers, Norfolk Southern was the single safest railroad in the nation with the lowest total number of mainline accidents, and the greatest percentage drop in accidents from the year before. So far in 2024, Norfolk Southern has sustained that progress as the single safest railroad.

No wonder that Ancora’s unwarranted mudslinging over safety catalyzed an unprecedented array of regulators, labor leaders, local officials, and NS employees to rush to Shaw’s defense. The mayor of East Palestine, Trent Conaway, argued, “Norfolk Southern has taken responsibility…and helped the village. They are contributing to the village. They’ve been good partners.”

Amit Bose, the administrator of the Federal Railroad Administration, declared that “any backsliding as a result of a change in leadership…on the safety-oriented path Norfolk Southern has laid out and communicated with us will… attract renewed oversight attention from my office as we pursue our safety mission.”

Bose was joined by his counterpart, the powerful chairman of the Surface Transportation Board, Marty Oberman, who was unambiguous about whose side he stood on: “For Ancora to condemn the management of Norfolk Southern, it shows a lack of understanding about moving freight around the country.” An influential union leader, Scott Bunten, was even more pithy: “Ancora’s plan will decimate the railroad all over again.”

Efficiency and productivity turnarounds under Alan Shaw

After running up against such a strong show of support for Norfolk Southern’s improved safety track record, the activist then latched onto productivity and efficiency as key areas for improvement, disingenuously promising that if the activist slate won, they would bring Norfolk Southern’s operating ratio (OR) down well below 60% within 13-14 months–a wildly unrealistic proposition. The reality is that as Chairman of the Surface Transportation Board Marty Oberman pointed out, “the rapid reduction in OR championed by Ancora can only be accomplished by major new reductions in the workforce.”

Firings of that magnitude are not likely to pass muster with Biden Administration regulators, so perhaps it is no wonder Ancora has refused to meet with Oberman despite his direct regulatory/supervisory role over the nation’s rail systems. It is hard to imagine how Ancora can build a productive relationship with regulators whom they have alienated so dramatically through their disingenuous false promises.

But even setting aside Ancora’s wildly unrealistic targets, there is no question that investors are seeking improved efficiency and productivity at Norfolk Southern, and management is now freshly focused on delivering with aplomb. Over the past year, Norfolk Southern’s average train velocity has increased by 25%, and continued acceleration will produce $550 million in total velocity-related savings over the next three years. Increased velocity not only amounts to a less expensive, more reliable railroad but also higher quality service with more volume and pricing power as goods get picked up and delivered on time.

Norfolk Southern has also reduced average dwell time by 33% over the last year, reducing needless waits and costly overtime. It speaks to Norfolk Southern’s underappreciated operational prowess that the company had the fewest number of embargoes of any North American Class I railroad in Alan Shaw’s first year as CEO–but management is continuing to drive further efficiency and productivity improvements and is en route to bringing OR down below 60% by 2026, a far more realistic target than the activist’s. All this is a testament to Norfolk Southern’s focus on improving efficiency but not running afoul of regulators in doing so, unlike Ancora’s slash-and-burn approach.

A golden age for railroad growth

Some financial analysts and commentators are inclined to view Ancora’s activist challenge to Norfolk Southern as another railroad basket case where activists can and should shake things up, even beyond any specific concerns over safety, efficiency, or productivity. After all, to some investors, the entire railroad industry is renowned for bloat, with its duopoly structure and impenetrable moat entrenching complacency.

As activist investor and CNBC commentator Kenneth Squire quipped, “Inside the activist world, [going after a railroad] is as sure of an activist strategy as there is,” pointing out there have been no less than four prominent cases over the last decade where activists successfully replaced a rail CEO. And in all four cases, activist involvement significantly improved the subsequent financial and operational performance of those railroads. Further helping Ancora is the ostensible stature of several of their board candidates, including the well-regarded former UPS COO Jim Barber as well as the virtuous former Ohio Governor John Kasich, with Ancora boosters even suggesting that their activist slate could emerge as the next Hunter Harrison.

But what these boosters miss is that times have changed in the railroad industry, and there will never be another Hunter Harrison. Harrison, a legend in the rail industry, was renowned for inventing precision scheduled railroading ( PSR), which improved efficiency at the cost of slashing workforces, reducing maintenance budgets, and taking shortcuts, often to the frustration of customers and regulators. Harrison, and his vision of PSR, was a product of a specific time and place. Today, a stricter regulatory climate and changing political winds make that approach increasingly unfeasible, as even Harrison himself began to acknowledge towards the end of his life.

Alan Shaw is not and will never be Hunter Harrison, but what Alan Shaw is doing now makes him the right leader at the right time. Shaw is pioneering a radically different approach. He and his new COO John Orr call it “PSR 2.0”. It builds on the best of PSR 1.0 in driving efficiency and productivity while making up for what PSR 1.0 sacrificed: quality of service and customer satisfaction. As Orr puts it, “It means taking a broader view on what you’re trying to achieve. It’s not just a myopic slash-and-burn perspective on reducing costs and expenses. It’s having a responsibly managed operating plan that’s reliable and repeatable and underpinned by the value of safety. That creates growth opportunities because you’re able to then respond to emerging growth opportunities in the marketplace.”

And there is certainly no shortage of emerging growth opportunities for the railroads to capture. Some rail experts, such as Eric Mandelblatt of Soroban Capital, are calling this the “golden age for railroading growth,” the result of a unique, once-in-generation confluence of secular tailwinds, as we examine more in-depth in our comprehensive slide deck here.

Most important and transformative of all, North American railroads have a once-in-a-generation opportunity to benefit from reshoring, friend-shoring, and the resurgence in North American manufacturing. Thanks in part to large-scale fiscal stimulus such as the $1.2 trillion Infrastructure and Jobs Act, the $738 billion Inflation Reduction Act, and the $280 billion CHIPS Act, domestic industrial manufacturing will continue to surge for years to come, with the U.S. Census Bureau already reporting a near-tripling in monthly U.S. construction spending on manufacturing over the last three years. Railroads are prime beneficiaries of higher spending on industrial manufacturing, due to the large scale and heavy nature of difficult-to-transport materials.

Furthermore, manufacturers will continue to re-shore supply chains to North America from Asia amidst rising geopolitical tensions, and the magnitude of this re-shoring is already captured in trade data: Whereas China was America’s largest trade partner by far merely five years ago, doing 30% more trade than the U.S. did with either Mexico or Canada, China has now fallen to third place with both of Mexico and Canada each doing nearly 30% more trade than the U.S. does with China.

Another secular tailwind is the growth in U.S. commodity production volumes. The U.S. has become the world’s energy superpower as the leading producer of oil, producing more oil than any country in history and nearly 50% more than each of the runner-ups, Saudi Arabia and Russia. The U.S. has also become a leading producer of natural gas, copper, lithium, and other commodities, including several which are vital to the EV and electric battery supply chain.

The bulk commodities and the heavy materials required to produce commodities require rail transportation, so rising commodities production domestically is directly levered to rising rail volumes. Furthermore, though some fear the declining use of coal in North America will hurt rail revenues, global demand for coal continues to surge year after year, especially for metallurgical coal, which is vital and irreplaceable in the steelmaking process. Even North American thermal coal producers are finding healthy global demand for their product on the global export market, so coal will likely remain a significant driver of rail revenues for decades to come.

As these tailwinds, as well as the rise of e-commerce, drive increased freight and transport needs across the supply chain, railroads have a unique opportunity to recapture lost market share from their primary competitors, trucks. As Alan Shaw recently pointed out, “Over the last 20 years, rail has ceded share to truck. Truck volumes are up about 30%, while rail volumes are down about 30%. There’s only one reason, and that’s because rail has not been able to compete based on service. The rail industry goes through a service meltdown, and that causes customers over time to ship business that should be on rail over to truck.”

At least on paper, rail should have every advantage over trucks amidst increased freight demands. Shipping by truck is not only three to four times more expensive than by rail–but truckers are also far more vulnerable than railroads to rising labor and fuel cost inflation since trucks require far more workers than rail to carry smaller amounts of freight per trip. Railroads are also key in the fight against climate change, since shipping by truck releases four times more carbon emissions into the environment than by rail.

The opportunity for railroads to recapture market share from trucks through higher-quality service is massive. Amazingly, over the last decade, rail revenue growth trailed US GDP growth by nearly 50%, with rail revenues stagnant or even declining while U.S. GDP growth surged.

But Ancora’s plans, which essentially amount to doubling down on a wildly unrealistic, exaggerated rip-off of PSR 1.0, threaten to derail all the progress Alan Shaw has made towards recapturing revenue growth. As Surface Transportation Board Chairman Marty Oberman said in no uncertain terms, “Clearly, Ancora’s plan is to install a CEO ordered to reverse Norfolk Southern’s recently instituted corporate strategy to maintain a resilient workforce and to invest more in infrastructure to grow the railroad’s capacity long term…Norfolk Southern has been one of the leaders in shifting gears and building workforce and capital investment for the future. Now it threatens to be punished for that activity by an activist investor.”

There is every reason to think that Alan Shaw has the right plan to capture the benefits arising from the unique secular tailwinds underlying the rail industry right now. If railroads can improve their quality of service under PSR 2.0, with genuine investments into their operations, as opposed to the myopic slash-and-burn of PSR 1.0, railroads can drive revenue growth as a complement to, and not at the cost of, increased efficiency, productivity, and safety. This is an unmitigated win for all stakeholders, from shareholders to customers to the general public.

A genuine track record vs. failing investors

Despite the underperformance of most activist funds, Ancora’s failures still stand out, with the magnitude of their underperformance striking even when compared to other underperforming activist track records.

Not only has Ancora lost many of its proxy fights, but even more importantly, Ancora’s investment returns in its Ancora Catalyst Master Fund have dramatically underperformed all major indices (S&P 500, Dow Jones, and Nasdaq 100) and even Norfolk Southern stock itself across virtually every time span we measured, as we detail in our more comprehensive slide deck here. In fact, an investor could have generated stronger investment performance from low-yielding government bonds than Ancora’s returns.

Despite Ancora’s dramatic underperformance, and despite holding a puny 0.15% ownership stake in Norfolk Southern as of the end of 2023, Ancora had the audacity to nominate eight board members to the 13-seat board of Norfolk Southern. In short, Ancora has made clear that they are after nothing short of engineering full control, having repeatedly rejected settlements proposed by Norfolk Southern’s board which would give Ancora multiple board seats but not a majority. To have an undistinguished minority investor with a 0.15% ownership stake, a track record of underperformance, and no industry experience, demand complete control and refuse reasonable settlements is a nearly unprecedented situation for any company, and makes this proxy fight substantively different than every railroad proxy fight before.

Unfortunately, rather than making their argument factually, Ancora has resorted increasingly to shrill ad hominem personal attacks. In a recent CNBC interview, Ancora Alternatives President Jim Chadwick said in no uncertain terms, “The problem is Alan Shaw,” attacking the CEO in deeply personal terms and making it clear that Ancora will settle for nothing short of his immediate ouster.

But evidently, to many Norfolk Southern stakeholders, the problem is actually Ancora’s own activism leader, Jim Chadwick. In a recent Stephens customer survey of dozens of rail customers representing over $25 billion in annual transportation spending, when asked “Whose strategic plan do you prefer”, an overwhelming 86% of respondents selected Alan Shaw’s, 14% were indifferent, and 0% preferred the activist’s. Some 91% of respondents believed that Ancora’s strategic plan would make Norfolk Southern’s rail service worse in the next year, while 0% believed it would get any better. Not exactly an inspiring show of support for Ancora from Norfolk Southern’s key customers, who know you can’t “train on the job.”

Given the escalating unreasonableness of Ancora’s demands, perhaps it is not coincidental that even one of Ancora’s own director nominees has wisely withdrawn her name from consideration, with perhaps more to follow. After all, few business executives relish the prospect of draining ad hominem warfare. Perhaps it is not coincidental that Ancora has lost support even within fellow activists: Although Ancora had originally trumpeted that it was cooperating with, and had the support of EdgePoint Investment Group, a Toronto-based investor holding a 2% ownership stake in Norfolk Southern, Ancora quietly informed the SEC that EdgePoint had terminated all cooperation with Ancora a few weeks back.

We sent our findings on Ancora’s underwhelming returns to Jim Chadwick and his Ancora colleagues by email, but despite acknowledging receipt, they never responded or engaged further.

Some may think of railroads as an industry of the past and the concept of railroad backroom battles may seem so quaintly 19th century, but in reality, the centrality of railroads to the 21st-century economy is underappreciated–and brings massive potential for significant revenue growth.

It seems Norfolk Southern CEO Alan Shaw can proudly sing the old folk song, ‘I’ve been working on the railroad all the live long day,” with strong demonstrated results, despite the noise from activist Ancora’s efforts to derail his success. Norfolk Southern shareholders should cheer as this company pulls into the station, guided by Alan Shaw’s steady hand, despite Ancora’s attempts to derail Norfolk Southern through unrealistic promises.

Jeffrey Sonnenfeld is the Lester Crown Professor in Management Practice and Founder and President of the Yale Chief Executive Leadership Institute. In 2023, he was named “Management Professor of the Year” by Poets & Quants magazine.

Steven Tian is the director of research at the Yale Chief Executive Leadership Institute and a former quantitative investment analyst with the Rockefeller Family Office.

The opinions expressed in Fortune.com commentary pieces are solely the views of their authors and do not necessarily reflect the opinions and beliefs of Fortune.

The following article was published by Trains on April 15, 2024. Norfolk Southern Corporation may use this article or selected portions thereof as part of its solicitation efforts:

News & Reviews  News Wire  Activist investor’s chief operating officer candidate would strip Norfolk Southern ‘down to the studs’

Activist investor’s chief operating officer candidate would strip Norfolk Southern ‘down to the studs’

By Bill Stephens | April 15, 2024

After performing a roll-by inspection, a Norfolk Southern conductor boards his train at Besco, Pa. Chase Gunnoe.

Jamie Boychuk, the activist investor candidate aiming to lead operations at Norfolk Southern, says improvements the railroad has made in recent weeks under new Chief Operating Officer John Orr — like increasing train velocity, reducing dwell, and removing 75 locomotives from active service — are low-hanging fruit that will help reduce the operating ratio by a point or two.

“What really needs to be done there, though, is we got to strip this thing down to the studs — and that’s the difference,” Boychuk told investors on a webcast today. “What our plan is, our plan is to really take it down to the studs. It’s got great, great bones and a good foundation as a franchise, as a railroad, but it needs to be redesigned.”

Boychuk was a key player in E. Hunter Harrison’s 2017 Precision Scheduled Railroading makeover at CSX and went on to become the railroad’s executive vice president of operations. He was dismissed from the railroad in August under new CEO Joe Hinrichs.

Activist investor Ancora Holdings has launched a proxy battle at NS, and is proposing a majority slate of directors. Ancora wants former UPS executive Jim Barber Jr. to replace NS CEO Alan Shaw. And it wants Boychuk to implement the low-cost Precision Scheduled Railroading operating plan at NS.

Aiming to fend off Ancora, NS last month brought PSR operating experience to its management team by hiring Orr, a former Canadian National and Canadian Pacific Kansas City operating official, to accelerate change.

Jamie Boychuk. CSX

Ancora released a detailed presentation today on its plans for the railroad. Among the proposed actions to reach a 62% operating ratio goal within 12 months: An $800 million cost improvement plan that involves storing 450 locomotives, idling 35,000 freight cars, improving fuel consumption, and reducing switching through a complete network redesign.

“None of this can really be done … through tweaking the operation through pulling unproductive pieces here and there,” Boychuk says. “This is what the full redesign gives you.”

Ultimately Ancora says its management candidates can produce a 57% operating ratio at NS. NS says it will reach a sub-60% operating ratio in three to four years partly through $550 million in productivity improvements.

Boychuk says the Ancora plan hinges on equipment- and operations-related cost reductions — not job cuts — because of the wave of workforce downsizing the Class I railroads have undertaken since 2017. Instead, the plan initially will rely on attrition to reduce the workforce by 800 positions. Ultimately, Ancora would use attrition to eliminate a total of 1,750 jobs.

Barber says NS needs to commit to operational excellence in order to improve service for customers and financial results for shareholders. “The foundation of that happens to be PSR,” he says.

The UPS and Norfolk Southern networks are similar, Barber says. Jim Casey, who founded UPS predecessor American Messaging Co., preached that the company should always have the best service at the lowest cost – which Barber says is applicable to railroads.

The NS resiliency strategy — which relies in part on not furloughing train crews during freight downturns to that the railroad can maintain service and capture volume during an economic rebound — is flawed, Barber says.

“That would be like us at UPS hiring a hundred thousand people at peak season and keeping them on for the next nine months, even though I don’t need them to be resilient,” Barber says. “And who do you think loses in that world? The shareholders do.”

That’s why it’s critical for NS to fully implement Precision Scheduled Railroading, cut costs, improve financial results and then bring on volume growth, Barber says.

NS shifted to a PSR-based operating plan under investor pressure in 2019. But Ancora says that transition didn’t go far enough and that Shaw’s better way strategy has reversed key tenets of PSR, especially its emphasis on operating with just enough locomotives, cars, and people.

Jim Barber Jr. UPS photo

CSX experienced a bumpy PSR transition under Harrison, who moved quickly and created widespread service problems that prompted shipper complaints and scrutiny from regulators.

Boychuk says Harrison moved too fast at CSX and failed to properly communicate with customers, regulators, and employees. Boychuk says he would roll out operational changes more slowly and with plenty of communication beforehand.

NS shareholders will vote on the dueling plans offered by current management and Ancora during the railroad’s May 9 annual shareholder meeting.

Barber, Boychuk, and Ancora board candidate Sameh Fahmy spoke with Deutsche Bank analyst Amit Mehrotra during today’s webcast.

The following letter was published by American Federation of Labor and Congress of Industrial Organizations on April 16, 2024. Norfolk Southern Corporation may use this letter or selected portions thereof as part of its solicitation efforts:

Rail Unions Believe that Ancora’s Proposed Strategy

For Norfolk Southern is Not “Fit For Purpose”

American Federation of Labor and Congress of Industrial Organizations

815 Black Lives Matter Plaza NW, Washington D.C. 20006

Important Proxy Voting Materials

Norfolk Southern Corporation (NYSE: NSC)

Meeting Date: May 9, 2024

April 16, 2024

Dear Shareholder:

We are writing to share our views on the director candidates that Ancora Catalyst Institutional, LP (“Ancora”) has nominated for election at Norfolk Southern Corporation’s 2024 annual meeting. In our view, Ancora’s business plan to reduce Norfolk Southern’s operating ratio while improving safety and service is not realistic. Railway labor unions,1 shippers,2 and federal regulators3 have warned that Ancora’s plans may jeopardize the safety and service improvements that Norfolk Southern has made since the 2023 derailment in East Palestine, Ohio. For the reasons set forth below, we believe that Ancora’s proposed strategy is not “fit for purpose” and we therefore urge you to not support the Ancora director nominees.

We Believe That Ancora’s Proposed Strategy Will Lead to Understaffing

Ancora believes that through its proposed precision scheduled railroading (“PSR”) operating model (what Ancora calls their “PSR-powered Scheduled Network strategy”), “Norfolk Southern can reduce its operating ratio to the low 60s within 12 months” and up to 55% in the long run.4 Ancora’s proposed 55% operating ratio target is significantly lower than the 4th quarter operating ratios of Norfolk Southern (73.7%),5 CSX (64.1%),6 Union Pacific (60.9%),7 and BNSF (68.7%).8

[1]

AFL-CIO Transportation Trades Department, “Rail Labor Opposes Ancora’s Proposed Ouster of Norfolk Southern CEO,” March 8, 2024, https://ttd.org/policy/letters-to-industry/rail-labor-opposes-ancoras-proposed-ouster-of-norfolk-southern-ceo.

[2]

Bill Stephens, “Shipper Groups Sound Alarm Over Norfolk Southern Proxy Fight,” Trains, March 1, 2024, https://www.trains.com/trn/news-reviews/news-wire/shipper-groups-sound-alarm-over-norfolk-southern-proxy-fight.

[3]

Bill Stephens, “Activist Investor’s Plans To Oust Norfolk Southern’s CEO Alarm Surface Transportation Board Chairman,” Trains, February 1, 2024, https://www.trains.com/trn/news-reviews/news-wire/activist-investors-plans-to-oust-norfolk-southerns-ceo-alarm-surface-transportation
-board-chairman/.

[4]

Ancora Holdings Group LLC and Ancora Alternatives LLC, Letter to Norfolk Southern Shareholders, March 26, 2024 (Form DFAN14A filed March 28, 2024), https://www.sec.gov/Archives/edgar/data/702165/000110465924040618/tm247441-13_dfan14a.htm.

[5]

Norfolk Southern also reported a 68.8% non-GAAP operating ratio in Q4 2024, which excluded costs associated with the derailment in East Palestine, Ohio. Norfolk Southern Corp., “Quarterly Financial Data,” p. 2, January 24, 2024, https://www.prnewswire.com/news-releases/norfolk-southern-reports-fourth-quarter-and-full-year-2023-results-302045419.html.

[6]

CSX Corporation, “CSX Corp. Announces Fourth Quarter and Full Year 2023 Results,” January 24, 2024, https://www.csx.com/index.cfm/about-us/media/press-releases/csx-corp-announces-fourth-quarter-and-full-year-2023-results.

[7]	Union Pacific Railroad, “Union Pacific Reports Fourth Quarter and Full Year 2023 Results,” January 25, 2024, https://www.up.com/media/releases/4q23-earnings-release-nr-240125.htm.
[8]	BNSF, “BNSF’s Fourth Quarter 2023 Financial Performance,” February 22, 2024, https://www.bnsf.com/about-bnsf/financial-information/pdf/performance-summary-4q-2023.pdf.

Each of the major four U.S. based Class I Freight Railroads have achieved these operating ratios by reducing headcount over the last decade. From 2014 to 2023, annual totals of employee hours fell across Norfolk Southern (28.7%),9 CSX (39.5%),10 UP (35.7%),11 and BNSF (25.3%).12 Ancora’s proposed strategy to achieve additional reductions in Norfolk Southern’s operating ratio without significantly reducing headcount is, in our view, not based in reality.

Surface Transportation Board Chairman Martin Oberman has voiced concerns over whether Ancora’s strategic goals for Norfolk Southern are attainable without significant cuts to Norfolk Southern’s workforce. On February 29, 2024, Chairman Oberman offered his view of Ancora’s strategy in a speech to the Southeast Association of Rail Shippers:

“Indeed, if Ancora is successful, we will have a national rail network, in which half of it—UP and NS—will be run by CEOs answering to short term, cash maximizing, shareholders to the detriment of the long-term investors—and most dangerously to the detriment of rail customers and rail workers —and ultimately the US economy and every member of the public.”13

[9]

Office of Safety Analysis, Federal Railroad Administration, “1.12 - Ten Year Accident/Incident Overview by Calendar Year; Reporting Level: System; Railroad Group: Norfolk Southern Railway Company [NS],” 2014 - 2023, https://safetydata.fra.dot.gov/officeofsafety/publicsite/query/TenYearAccidentIncidentOverview.aspx, accessed on April 9, 2024, Employee hours worked (Line 10), % Change From CY 2014 to CY 2023.

[10]

Office of Safety Analysis, Federal Railroad Administration, “1.12 - Ten Year Accident/Incident Overview by Calendar Year; Reporting Level: System; Railroad Group: CSX Transportation [CSX],” 2014 - 2023, https://safetydata.fra.dot.gov/officeofsafety/publicsite/query/TenYearAccidentIncidentOverview.aspx, accessed on April 9, 2024, Employee hours worked (Line 10),% Change From CY 2014 to CY 2023.

[11]

Office of Safety Analysis, Federal Railroad Administration, “1.12 - Ten Year Accident/Incident Overview by Calendar Year; Reporting Level: System; Railroad Group: Union Pacific Railway Company [UP],” 2014 - 2023, https://safetydata.fra.dot.gov/officeofsafety/publicsite/query/TenYearAccidentIncidentOverview.aspx, accessed on April 9, 2024, Employee hours worked (Line 10), % Change From CY 2014 to CY 2023.

[12]

Office of Safety Analysis, Federal Railroad Administration, “1.12 - Ten Year Accident/Incident Overview by Calendar Year; Reporting Level: System; Railroad Group: BNSF Railway Company [BNSF],” 2014 - 2023, https://safetydata.fra.dot.gov/officeofsafety/publicsite/query/TenYearAccidentIncidentOverview.aspx, accessed on April 9, 2024, Employee hours worked (Line 10), % Change From CY 2014 to CY 2023.

[13]

Surface Transportation Board Chairman Martin J. Oberman, Speech to Southeast Association of Rail Shippers 2024 Spring Meeting, February 29, 2024, https://www.stb.gov/wp-content/uploads/02-29-24_Oberman_SEARS-speech.pdf.

Norfolk Southern has also questioned whether Ancora’s proposed efficiency gains can be achieved without significant employee headcount reductions. According to Norfolk Southern, “[t]he math around Ancora’s short-term targets that were advertised to our investors (~62% operating ratio in 18 months) only works with significant and immediate employee furloughs – despite Ancora telling these same investors that they have no plans to furlough.”14

We Believe Ancora’s Proposed COO Had a Poor Safety Record at CSX

Ancora has proposed to appoint Jamie Boychuk, CSX’s former executive vice president of operations, as Norfolk Southern’s Chief Operating Officer (“COO”).15 Based on Mr. Boychuk’s previous track record at CSX, we believe that his appointment as COO will not help address safety concerns at Norfolk Southern.

Notably, CSX had a deteriorating safety record between 2020 and 2023 during Mr. Boychuk’s tenure as CSX’s executive vice president of operations. According to data from the Federal Railroad Administration, CSX’s rate of total accidents/incidents per million train miles increased from 13.351 in 2020 to 14.146 in 2023.16 In contrast, Norfolk Southern’s total accidents/incidents per million train miles decreased from 13.639 in 2020 to 13.569 in 2023.17 During 2020-2023, CSX had 100 fatalities per year on average18 compared to an average of 87.25 fatalities per year at Norfolk Southern.19 CSX’s fatality rate per million miles increased from 1.53 in 2020 to 1.65 in 2023,20 compared to Norfolk Southern’s fatality rate per million miles of 1.10 in 2020 and 1.30 in 2023.21

[14]

Norfolk Southern Corporation, “Norfolk Southern highlights its balanced strategy and clear pathway to delivering sustainable shareholder value,” March 20, 2024, https://www.prnewswire.com/news-releases/norfolk-southern-highlights-its-balanced-strategy-and-clear-pathway-to-delivering
-sustainable-shareholder-value-302094549.html.

[15]

Ancora Holdings Group LLC and Ancora Alternatives LLC, Letter to Norfolk Southern Shareholders, March 26, 2024 (Form DFAN14A filed March 28, 2024), https://www.sec.gov/Archives/edgar/data/702165/000110465924040618/tm247441-13_dfan14a.htm.

[16]

Office of Safety Analysis, Federal Railroad Administration, “1.12 - Ten Year Accident/Incident Overview by Calendar Year; Reporting Level: System; Railroad Group: CSX Transportation [CSX],” 2014 - 2023. https://safetydata.fra.dot.gov/officeofsafety/publicsite/query/TenYearAccidentIncidentOverview.aspx, accessed on April 8, 2024, Rate of Total Accidents/Incidents per million train miles.

[17]

Office of Safety Analysis, Federal Railroad Administration, “1.12 - Ten Year Accident/Incident Overview by Calendar Year; Reporting Level: System; Railroad Group: Norfolk Southern Railway Company [NS],” 2014 - 2023. https://safetydata.fra.dot.gov/officeofsafety/publicsite/query/TenYearAccidentIncidentOverview.aspx, accessed on April 8, 2024, Rate of Total Accidents/Incidents per million train miles.

[18]

Office of Safety Analysis, Federal Railroad Administration, “1.12 - Ten Year Accident/Incident Overview by Calendar Year; Reporting Level: System; Railroad Group: CSX Transportation [CSX],” 2014 - 2023, https://safetydata.fra.dot.gov/officeofsafety/publicsite/query/TenYearAccidentIncidentOverview.aspx, accessed on April 9, 2024, Total Fatalities (2020 Total Fatalities 94, 2021 Total Fatalities 94, 2022 Total Fatalities 106, 2023 Total Fatalities 106).

[19]

Office of Safety Analysis, Federal Railroad Administration, “1.12 - Ten Year Accident/Incident Overview by Calendar Year; Reporting Level: System; Railroad Group: Norfolk Southern Railway Company [NS],” 2014 - 2023, https://safetydata.fra.dot.gov/officeofsafety/publicsite/query/TenYearAccidentIncidentOverview.aspx, accessed on April 9, 2024, Total Fatalities (2020 Total Fatalities 80; 2021 Total Fatalities 92; 2022 Total Fatalities 81; 2023 Total Fatalities 96).

[20]

Office of Safety Analysis, Federal Railroad Administration, “1.12 - Ten Year Accident/Incident Overview by Calendar Year; Reporting Level: System; Railroad Group: CSX Transportation [CSX],” 2014 - 2023, https://safetydata.fra.dot.gov/officeofsafety/publicsite/query/TenYearAccidentIncidentOverview.aspx, accessed on April 9, 2024. Fatality rate per million miles calculated by dividing Total Fatalities by Total Train Miles (2020 Total Fatalities 94/Total Train Miles 61,344,064; 2023 Total Fatalities 106/Total Train Miles 64,189,012) and multiplying by 1 million.

[21]

Office of Safety Analysis, Federal Railroad Administration, “1.12 - Ten Year Accident/Incident Overview by Calendar Year; Reporting Level: System; Railroad Group: Norfolk Southern Railway Company [NS],” 2014 - 2023, https://safetydata.fra.dot.gov/officeofsafety/publicsite/query/TenYearAccidentIncidentOverview.aspx, accessed on April 9, 2024. Fatality rate per million miles calculated by dividing Total Fatalities by Total Train Miles (2020 Total Fatalities 80/Total Train Miles 72,734,571; 2023 Total Fatalities 96/Total Train Miles 73,917,244) and multiplying by 1 million.

Furthermore, during Boychuk’s tenure as executive vice president of operations, CSX’s rate of derailments increased from 1.87 per million miles in 2020 to 2.18 per million miles in 2023.22 During that same period, Norfolk Southern’s rate of derailments per million miles decreased from 2.02 in 2020 to 1.99 in 2023.23 On August 3rd, CSX announced Boychuk’s departure without naming his replacement.24 Boychuk’s departure occurred less than a month after fifteen cars of a CSX train derailed outside of Philadelphia carrying fertilizer and an industrial degreaser.25

Ancora has also proposed safety reforms that are already in place at Norfolk Southern. After the collision of Norfolk Southern trains on March 2, 2024 in Saucon Township, Pennsylvania, Ancora called for the implementation of two-person crews on mainline trains.26 However, in the previous year on March 23, 2023, Norfolk Southern had withdrawn its collective bargaining proposal to SMART-TD to reduce train crew staffing levels.27 Two person crews became a regulatory requirement on April 2, 2024, when the Federal Railroad Administration finalized a final rule that would require two-person crews on most Class I freight trains.28

[22]

Office of Safety Analysis, Federal Railroad Administration, “1.12 - Ten Year Accident/Incident Overview by Calendar Year; Reporting Level: System; Railroad Group: CSX Transportation [CSX],” 2014 - 2023, https://safetydata.fra.dot.gov/officeofsafety/publicsite/query/TenYearAccidentIncidentOverview.aspx, accessed on April 9, 2024. Derailment rate per million miles calculated by dividing Total Derailments by Total Train Miles(2020 Total Derailments 115/Total Train Miles 61,344,064; 2023 Total Derailments 140/Total Train Miles 64,189,012) and multiplying by 1 million.

[23]

Office of Safety Analysis, Federal Railroad Administration, “1.12 - Ten Year Accident/Incident Overview by Calendar Year; Reporting Level: System; Railroad Group: Norfolk Southern Railway Company [NS],” 2014 - 2023, https://safetydata.fra.dot.gov/officeofsafety/publicsite/query/TenYearAccidentIncidentOverview.aspx, accessed on April 9, 2024. Derailment rate per million miles calculated by dividing Total Derailments by Total Train Miles (2020 Total Derailments 140/Total Train Miles 69,293,135; 2023 Total Derailments 147/Total Train Miles 73,917,244) and multiplying by 1 million.

[24]

CSX Corporation, “CSX Announces Departure of Operations Executive Jamie Boychuk,” August 4, 2023, https://www.csx.com/index.cfm/about-us/media/press-releases/csx-announces-departure-of-operations-executive-jamie-boychuk/.

[25]

Chris Mautner, “Train that derailed in Pa was carrying silicone, fertilizer, more: reports,” PennLive, July 18, 2023, https://www.pennlive.com/news/2023/07/train-that-derailed-in-pa-was-carrying-silicone-fertilizer-more-reports.html.

[26]

Ancora Alternatives, “Norfolk Southern Board Nominees State Serious and Urgent Concerns About Recent Unpublicized Norfolk Southern Locomotive Collisions,” March 7, 2024, https://www.sec.gov/Archives/edgar/data/702165/000110465924031883/tm247441d6_dfan14a.htm.

[27]

Norfolk Southern Corporation and the International Association of Sheet Metal, Air, Rail and Transportation Workers - Transportation Division, “Norfolk Southern and SMART-TD statement on conductor redeployment bargaining,” March 23, 2023, https://www.smart-union.org/norfolk-southern-and-smart-td-statement-on-conductor-redeployment-bargaining/.

[28]	Mark Walker, “U.S. Finalizes Rule Requiring Two-Person Crews on Freight Trains,” New York Times, April 2, 2024, https://www.nytimes.com/2024/04/02/us/politics/freight-train-crew-rule.html.

We Believe Ancora’s Proposed Strategy Carries Significant Execution Risk

We are also concerned that Ancora’s proposed strategy could damage Norfolk Southern’s relationship with regulators and customers. Upon Mr. Boychuk’s departure from CSX in 2023, CSX noted his role in the implementation of precision scheduled railroading,29 however Surface Transportation Board Chair Oberman has criticized the similarities between Ancora’s proposed strategy for Norfolk Southern and CSX’s cost-cutting strategy in 2017:

“In fact, the rapid reduction in OR championed by Ancora can only be accomplished by new major reductions in the workforce. Indeed, Ancora rejects NS’ new long-term growth strategy and is particularly harsh on NS’ focus on all important intermodal traffic. Clearly, their plan is to install a CEO ordered to reverse Norfolk Southern’s recently instituted corporate strategy to maintain a resilient workforce and to invest more in infrastructure to grow the railroad’s capacity long term.

The implications of significant cost-cutting at one railroad are ominous for the US economy. The fall out could extend to the entire freight rail system. Railroads crisscross North America in an intertwined network; freight is often handed from one railroad to another before reaching its destination. When one railroad has a service meltdown, it has a ripple effect across all other railroads. Such a debacle occurred in 2017 when CSX went on a cost-cutting rampage—a shock to the system from which it took years to recover.”30

In October 2017, the Surface Transportation Board held a public listening session after “learning of growing rail service problems resulting from operating changes at CSX.”31 During the hearing, CSX’s then CEO Hunter Harrison personally apologized for the problems that CSX’s shippers had experienced.32 This hearing featured a panel of representatives from companies including Cargill, the Chemours Company, and Dow Chemical Company, testifying on their issues with CSX’s services.33

[29]

CSX Corporation, “CSX Announces Departure of Operations Executive Jamie Boychuk,” August 4, 2023, https://www.csx.com/index.cfm/about-us/media/press-releases/csx-announces-departure-of-operations-executive-jamie-boychuk/.

[30]

Surface Transportation Board Chairman Martin J. Oberman, Speech to Southeast Association of Rail Shippers 2024 Spring Meeting, February 29, 2024, p. 7, https://www.stb.gov/wp-content/uploads/02-29-24_Oberman_SEARS-speech.pdf.

[31]

Surface Transportation Board, “Public Listening Session on CSX Transportation, Inc’s Rail Service Issues: Docket NO. EP 742,” p. 7, October 11, 2017, https://www.stb.gov/wp-content/uploads/Transcript-2017-10-11.pdf.

[32]	Id., p. 11.
[33]	Id., p. 65.

Should similar problems arise from the implementation of Ancora’s strategy at Norfolk Southern, a deterioration of service at Norfolk Southern may lead to an intervention by the Surface Transportation Board. As recently stated by Surface Transportation Board Chair Oberman: “... if service suffers, ultimately the STB would be called in—and may have little alternative but to institute more accountability hearings and more regulatory intervention to protect the public, an outcome which neither railroad investors nor the STB would relish.”34

Industry trade groups representing Norfolk Southern’s customers have expressed concern regarding Ancora’s proposed strategy for Norfolk Southern. According to a spokesperson for the Freight Rail Customer Alliance, the National Industrial Transportation League, and the Private Railcar Food and Beverage Association:

“Seems as if NS is making strides on improving service which, to a certain degree, means abandoning some of the Precision Scheduled Railroading practices, and focusing more on capital improvements, its employees, shippers, and ultimately the end-consumer….However, this proposed new leadership slate seems to be an excessive reaction to what may be a brief rise in NS’ operating ratio where they are only interested in short-term gain rather than what is needed in the long run for NS to better serve its customers and its investors.”35

We Believe Norfolk Southern Has Made Significant Safety Commitments

In our view, railroad safety requires strong oversight of operations by management and the board of directors to ensure that the railroad is properly staffed and equipped to safely transport all cargo, including hazardous materials, through cities and communities. We believe that following the derailment in East Palestine, Ohio, Norfolk Southern CEO Alan Shaw has improved Norfolk Southern’s safety mechanisms relative to other Class I Railroads, as described below.

In February 2024, Norfolk Southern entered into a memorandum of agreement to implement a Confidential Close Call Reporting System pilot program with the Federal Railroad Administration, the Brotherhood of Locomotive Engineers and Trainmen and the International Association of Sheet Metal, Air, Rail and Transportation Workers-Transportation Division.36 This pilot program allows workers to confidentially report close calls at certain locations.37

[34]

Surface Transportation Board Chairman Martin J. Oberman, Speech to Southeast Association of Rail Shippers 2024 Spring Meeting, February 29, 2024, p. 8, https://www.stb.gov/wp-content/uploads/02-29-24_Oberman_SEARS-speech.pdf.

[35]

Bill Stephens, “Shipper Groups Sound Alarm Over Norfolk Southern Proxy Fight,” Trains, March 1, 2024, https://www.trains.com/trn/news-reviews/news-wire/shipper-groups-sound-alarm-over-norfolk-southern-proxy-fight.

[36]

Federal Railroad Administration, “Confidential Close Call Reporting System Pilot Program Implementing Memorandum of Understanding (C3RS/IMOU),” February 15, 2024. https://railroads.dot.gov/sites/fra.dot.gov/files/2024-02/Pilot%20NS-SMART-BLET-FRA%20IMOU_FINAL%20Signed%2002152024.pdf.

[37]	Id.

In October 2023, Norfolk Southern entered into a Signal Safety Collaborative pilot program with the Brotherhood of Railroad Signalmen to enhance signal safety.38 In May 2023, Norfolk Southern also commissioned a third-party safety review by Atkins Nuclear Secured.39 We also note that Norfolk Southern has formed a standing safety committee of the Board of Directors that is responsible for reviewing staffing levels and their impact on safety.40

Norfolk Southern reported a 38% decrease in mainline rail accidents in 2023, which according to Norfolk Southern is its lowest mainline accident rate in years and is among the best of the North American Class I railroads.41 Norfolk Southern’s improved safety is also reflected in the Federal Railroad Administration’s accident and incident database. For example, Norfolk Southern’s derailment rate per million miles decreased from 2.03 in 2022 to 1.99 in 2023.42 Norfolk Southern also had a decrease in the rate of total accidents/incidents per million miles from 13.917 in 2022 to 13.569 in 2023.43

These safety improvements have also carried over to the transportation of hazmat materials. Norfolk Southern decreased the number of hazmat cars damaged or derailed from 67 in 2022 to 55 in 2023,44 while in contrast, CSX experienced an increase in the number of hazmat cars damaged or derailed from 36 in 2022 to 52 in 2023 over the same period.45 Norfolk Southern’s rate of hazmat cars damaged or derailed per million miles decreased from 0.97 in 2022 to 0.74 in 2023,46 while CSX’s rate of hazmat cars damaged or derailed per million miles increased from 0.59 in 2022 to 0.81 in 2023.47

[38]

Norfolk Southern Corporation, “Norfolk Southern and Brotherhood of Railroad Signalmen partner to enhance safety,” October 19, 2023, https://www.prnewswire.com/news-releases/norfolk-southern-and-brotherhood-of-railroad-signalmen-partner-to-enhance-safety-301962411.html.

[39]

Norfolk Southern Corporation, “Norfolk Southern appoints Atkins Nuclear Secured to lead independent safety review,” May 25, 2023, https://norfolksouthern.mediaroom.com/2023-05-25-Norfolk-Southern-appoints-Atkins-Nuclear-Secured-to-lead-independent-safety-review.

[40]

Norfolk Southern Corporation, Charter of the Safety Committee of the Board of Directors, February 21, 2024, https://filecache.investorroom.com/mr5ir_nscorp/918/Safety%20Co%20Charter%20-%20NSC_2.21.24.pdf.

[41]

Norfolk Southern Corporation, Letter to Norfolk Southern Shareholders, March 20, 2024 (Form DEFA14A filed March 21, 2024), https://www.sec.gov/Archives/edgar/data/702165/000119312524073411/d812412ddefa14a.htm.

[42]

Office of Safety Analysis, Federal Railroad Administration, “1.12 - Ten Year Accident/Incident Overview by Calendar Year; Reporting Level: System; Railroad Group: Norfolk Southern Railway Company [NS],” 2014 - 2023, https://safetydata.fra.dot.gov/officeofsafety/publicsite/query/TenYearAccidentIncidentOverview.aspx, accessed on April 9, 2024. Derailment rate per million miles calculated by dividing Total Derailments by Total Train Miles (2022 Total Derailments 140/Total Train Miles 68,908,947; 2023 Total Derailments 147/Total Train Miles 73,917,244) and multiplying by 1 million.

[43]

Office of Safety Analysis, Federal Railroad Administration. “1.12 - Ten Year Accident/Incident Overview by Calendar Year; Reporting Level: System; Railroad Group: Norfolk Southern Railway Company [NS],” 2014 - 2023. https://safetydata.fra.dot.gov/officeofsafety/publicsite/query/TenYearAccidentIncidentOverview.aspx, accessed on April 9, 2024. Rate of Total Accidents/Incidents per million train miles.

[44]

Office of Safety Analysis, Federal Railroad Administration. “1.12 - Ten Year Accident/Incident Overview by Calendar Year; Reporting Level: System; Railroad Group: Norfolk Southern Railway Company [NS],” 2014 - 2023. https://safetydata.fra.dot.gov/officeofsafety/publicsite/query/TenYearAccidentIncidentOverview.aspx, accessed on April 9, 2024. Total Hazmat Cars damaged/derailed.

[45]

Office of Safety Analysis, Federal Railroad Administration. “1.12 - Ten Year Accident/Incident Overview by Calendar Year; Reporting Level: System; Railroad Group: CSX Transportation [CSX],” 2014 - 2023. https://safetydata.fra.dot.gov/officeofsafety/publicsite/query/TenYearAccidentIncidentOverview.aspx, accessed on April 9, 2024. Total Hazmat Cars damaged/derailed.

[46]

Office of Safety Analysis, Federal Railroad Administration. “1.12 - Ten Year Accident/Incident Overview by Calendar Year; Reporting Level: System; Railroad Group: Norfolk Southern Railway Company [NS],” 2014 - 2023. https://safetydata.fra.dot.gov/officeofsafety/publicsite/query/TenYearAccidentIncidentOverview.aspx, accessed on April 9, 2024. Rate of Hazmat cars damaged or derailed rate per million miles calculated by dividing Total Hazmat Cars Damaged/Derailed by Total Train Miles (2022 Total Hazmat Cars Damaged/Derailed 67/Total Train Miles 68,908,947; 2023 Total Hazmat Cars Damaged/Derailed 55/Total Train Miles 73,917,244) and multiplying by 1 million.

[47]

Office of Safety Analysis, Federal Railroad Administration. “1.12 - Ten Year Accident/Incident Overview by Calendar Year; Reporting Level: System; Railroad Group: CSX Transportation [CSX],” 2014 - 2023. https://safetydata.fra.dot.gov/officeofsafety/publicsite/query/TenYearAccidentIncidentOverview.aspx, accessed on April 9, 2024. Rate of Hazmat cars damaged or derailed per million miles calculated by dividing Hazmat Cars Damaged/Derailed by Total Train Miles (2022 Hazmat Cars Damaged/Derailed 36/Total Train Miles 60,683,204; 2023 Hazmat Cars Damaged/Derailed 52/Total Train Miles 64,189,012) and multiplying by 1 million.

Conclusion

In our opinion, Ancora’s proposed strategy for Norfolk Southern is “not fit for purpose” and the election of Ancora’s proposed directors will derail the safety and service improvements that are currently underway at Norfolk Southern. We believe that if Ancora wins this proxy contest, Norfolk Southern’s workers, communities, customers, and long-term shareholders will be left to pick up the tab. For these reasons, we urge you to not support the Ancora director nominees.

The American Federation of Labor and Congress of Industrial Organizations (the “AFL-CIO”) is a federation of labor unions that represent 12.5 million union members including affiliated rail unions of the AFL-CIO Transportation Trades Department that represent various employees of Norfolk Southern Corporation. Members of AFL-CIO affiliated unions also participate in pension plans that are investors in the AFL-CIO Equity Index Funds, which is a collective investment trust and a shareholder of Norfolk Southern Corporation. For more information, please contact the AFL-CIO at invest@aflcio.org.

The AFL-CIO is not seeking to act as a proxy for any shareholder.

We will not accept proxy cards, and any proxy cards received will be returned.

###

Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement (the “2024 Proxy Statement”) on Schedule 14A and a WHITE proxy card with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for its 2024 Annual Meeting of Shareholders (the “2024 Annual Meeting”). SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE COMPANY’S 2024 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE WHITE PROXY CARD AND ANY OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the 2024 Proxy Statement, any amendments or supplements to the 2024 Proxy Statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at https://norfolksouthern.investorroom.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Certain Information Regarding Participants in Solicitation

The Company, its directors and certain of its executive officers and employees may be deemed participants in the solicitation of proxies from shareholders in connection with the matters to be considered at the 2024 Annual Meeting. Information regarding the direct and indirect interests, by security holdings or otherwise, of the persons who may, under the rules of the SEC, be considered participants in the solicitation of shareholders in connection with the 2024 Annual Meeting is included in Norfolk Southern’s 2024 Proxy Statement, filed with the SEC on March 20, 2024. To the extent holdings by our directors and executive officers of Norfolk Southern securities reported in the 2024 Proxy Statement for the 2024 Annual Meeting have changed, such changes have been or will be reflected on Statements of Change of Ownership on Forms 3, 4 or 5 filed with the SEC. These documents are available free of charge as described above.